Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 10, 1998, which appears on page 9 of the 1997 Annual Report to Shareholders of Gehl Company, which is incorporated by reference in Gehl Company's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 16 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



   /s/ Price Waterhouse LLP
   PRICE WATERHOUSE LLP
   Milwaukee, Wisconsin
   June 30, 1998